                                                                    Exhibit 11.1

                           AASTROM BIOSCIENCES, INC.
                         (a development stage company)

                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE

                                       Three months ended March 31,        Nine months ended March 31,
                                       ----------------------------      -----------------------------
                                           1996             1997             1996             1997
                                       -----------      -----------      -----------      ------------

Weighted average number of common
 shares outstanding (1)                  1,753,000       11,804,000        1,748,000         9,769,000

Issuance of Common Stock (2)               135,000                -          135,000            90,000

Assumed exercise of options to
 purchase Common Stock (2)                 121,000                -          121,000            81,000

Issuance of Series E Preferred
 Stock (2)                               1,078,000                -        1,078,000           725,000

Weighted average number of common
 shares representing assumed
 conversion of Series A, Series B,
 Series C and Series D Preferred
 Stock from the date of issuance         7,020,000                -        7,020,000                 -
                                       -----------      -----------      -----------      ------------
Weighted average number of common
 and common equivalent shares
 outstanding                            10,107,000       11,804,000       10,102,000        10,665,000
                                       ===========      ===========      ===========      ============
Net loss                               $(3,997,000)     $(4,466,000)     $(6,932,000)     $(10,628,000)
                                       ===========      ===========      ===========      ============

Net loss per share                     $      (.40)     $      (.38)     $      (.69)     $      (1.00)
                                       ===========      ===========      ===========      ============

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(1) Includes the number of common equivalent shares issued upon the conversion of Series A through Series E Preferred Stock on February 7, 1997 in connection with the initial public offering.

(2) Represents shares of common stock or common stock equivalents issued subsequent to October 1995 at a price per share less than the estimated initial public offering price.